Exhibit 10.4

Form of

Commercial Management Agreement

THIS AGREEMENT is made and entered into on this _____day of _______ 2014 between GAS-[●] Ltd., a corporation organized and existing under the laws of Bermuda (hereinafter called the “Owners”) and Gaslog Ltd., a corporation organized and existing under the laws of Bermuda (hereinafter called the “Commercial Managers”).

WHEREAS:

(A) Owners have chosen to engage the Commercial Managers to carry out commercial management in respect of the vessel listed in Exhibit A attached hereto (the “Vessel”).

(B) The Commercial Managers are willing to undertake the commercial management and operation of the Vessel.

(C) The Commercial Managers and the Owners wish to enter into this Agreement in order to regulate the terms and conditions under which the Commercial Managers will provide the Services (as defined below) to the Owners.

THEREFORE IT IS MUTUALLY AGREED AS FOLLOWS:

A.	Appointment of Managers

With effect on and from the date hereof, unless and until terminated as provided herein, the Owners hereby appoint the Commercial Managers and the Commercial Managers accept their appointment as commercial managers to undertake the commercial management and operation of the Vessel to the Owners, upon the terms and conditions hereinafter set forth.

Subject to the terms and conditions contained herein, during the period of this Agreement, the Commercial Managers shall carry out the commercial management and operation services (as more particularly described in clause B, the “Services”) as sole agents for and on behalf of the Owners.

B.	Services

The Commercial Managers shall provide the following Services and shall be responsible for:

I.	The commercial management and operation of the Vessel

The commercial management and operation of the Vessel includes, but is not limited to, the following functions:

(a)	Providing chartering services (in accordance with the Owners’ instructions) which include, but are not limited to, seeking and negotiating employment for the Vessel, preparing estimates for all potential business suiting the Vessel, concluding and executing charter parties, contracts of affreightment or other contracts in relation to the employment of the Vessel (herein as the case may be, the “Charter”), provided always that, in the event that the Charter or a series of Charters which either singly or together exceed thirty six (36) months in duration or a material variation or amendment to such Charter is required, the prior written consent of the Owners shall have been obtained;

(b)	Arranging (but without any guarantee of collection of) the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel;

(c)	Providing voyage estimates and accounts and calculating of hire, freight, demurrage and/or dispatch moneys due from or due to the charterers of the Vessel under the Charter;

(d)	Issuing voyage instructions to the master of the Vessel;

(e)	Appointing agents, surveyors and consultants in relation to cargo operations;

(f)	Arranging bunkers for the Vessel;

(g)	Arranging surveys associated with the commercial operation of the Vessel;

(h)	Exercising and performing for and on behalf of the Owners any and all rights and obligations under the Charter for the Vessel;

(i)	Administration on Owners’ behalf and in their name the invoicing and collection of hire payable under the Charter;

(j)	taking all other steps or actions as may reasonably be required to procure the safe and efficient operation, performance and service of the Vessel, including but not limited to the negotiation of the terms of all relevant contracts;

(k)	on behalf and in the name of Owners or their charterers issue or cause to be issued documents, which may be required under the Charter;

(l)	administering the Owners’ affairs and matters under and pursuant to the terms and conditions of a ship management agreement in respect of the technical management of the Vessel to be entered into between (1) the
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Owners and (2) [GasLog LNG Services Ltd., of Hamilton Bermuda, having a branch office established in Greece at 69, Akti Miaouli, 185 37 Piraeus]1;

(m)	paying all brokerage, commissions, port and canal charges and expenses, bunkers and any other expenses properly incurred in relation to the employment of, and the provision of Services in relation to, the Vessel;

(n)	advising the Owners regularly of the trading of the Vessel and of the dry-docking and/or repairs;

(o)	taking all such further steps and actions as shall be incidental to the matters referred to above and/or as shall, in the Commercial Managers’ view, further the Services and the operations of the Vessel.

II.	Research and assessment of market conditions

Conducting a thorough assessment of the market on specific issues, seeking the possible employment of the Vessel based on constant contacts of the Commercial Managers with their brokering and chartering connections and generally, carrying out worldwide market research and providing consultancy services as the Owners may from time to time specifically require.

III.	Accounting

Commercial Managers will keep proper and detailed accounts for the Vessel, in order to ensure proper analysis of the results.

Subject to any requirements of the financiers under any facility agreement relating to the Vessel, any and all freight and time hire payments may be remitted to the Commercial Managers in their capacity as agents on behalf of the Owners and to this effect, the parties shall use their reasonable endeavours in order for the Charter to include remittance instructions accordingly. The Commercial Managers undertake, should hire payments and other income under the Charter be credited to their account as above, to remit every month to Owners any and all hire and other income received under the Charter by the Commercial Managers on behalf of Owners, less any and all expenses incurred by the Commercial Managers which relate to the performance of the Services hereunder and are for the Owners’ account.

Commercial Managers will keep supporting documentation on the expenditure incurred within the context of the performance of the Services hereunder and shall make them available to the Owners as may reasonably be requested from time to time.

1 Note to Draft: Revise if GasLog LNG Services does not serve as the ship manager for the applicable vessel (e.g., GAS-eight Ltd.)

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Commercial Managers shall review and approve invoices for payment under the Charter on behalf of Owners and provide Owners with routine accounting statements or other similar reports.

It is understood that the Commercial Managers shall be authorized and empowered on behalf of Owners to settle and agree all expenses, claims and/or other matters, including, but not limited to, pre-delivery costs, hire, OPEX, performance claims, financing fees, interest and other costs.

IV.	Handling and settlement of claims under Charter

The Commercial Managers shall keep the Owners informed regarding any incident of which the Commercial Managers become aware which gives or may give rise to claims or disputes involving charterers or other third parties under the Charter.

The Commercial Managers are hereby authorized and empowered on behalf of the Owners to initiate, handle and defend all actions and other legal proceedings and demands arising in connection with the employment of, and the provision of services relating to, the Vessel and arising under the Charter.

The Commercial Managers undertake to keep Owners promptly advised on any claim which may reasonably be expected to have a material adverse effect to the financial condition of the Owners and/or to entail the repudiation, cancellation or termination by the charterer, of the Charter.

The Owners shall arrange for the provision of any necessary guarantee bond or other security in connection with any such claims.

Within the context and for the purposes of the authority granted under this clause B. IV, Commercial Managers shall obtain legal or technical or other outside expert advice on such terms as may be required by the Vessel’s protection and indemnity association club and shall appoint any and all solicitors, counsels, surveyors and/or other professional advisors or agents to this effect. Any external costs reasonably incurred by the Commercial Managers in carrying out their obligations in accordance with this clause shall be paid by or for the account of the Owners.

C.	Obligations of Commercial Managers

The Commercial Managers undertake to use their reasonable endeavors to provide the Services as agents for and on behalf of the Owners in a timely and efficient manner in accordance with sound industry practice and to protect and promote the interests of the Owners and in full compliance with the laws and regulations of any government or competent authority applicable to the Vessel in all matters relating to the provision of the Services hereunder; provided, however, that the Commercial Managers shall perform their responsibilities under this Agreement towards the Owners and shall market and commit the Vessel in accordance with the same principles as any and all other vessels comprising the managed fleet, and in particular, but without prejudice to the generality of the foregoing, the Commercial Managers shall be entitled to allocate available resources to the Owners

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and the Vessel in such manner as in the prevailing circumstances the Commercial Managers in their absolute discretion consider to be fair and reasonable.

Commercial Managers shall be entitled to exercise and discharge such privileges and duties hereunder as are normally consistent with proper commercial management of the Vessel. Commercial Managers shall, and it is hereby undertaken that they, enter into — on behalf of Owners — all contacts with brokers/charterers/customers/agents/suppliers.

Commercial Managers shall provide and maintain their offices, necessary personnel, administrative procedures and other resources such as the following requirements are accomplished:

(a)	Commercial Managers shall maintain at all times during the term of this Agreement a qualified staff and personnel to procure the performance of the duties and obligations required to be performed as set forth herein. Notwithstanding the above, the Commercial Managers may freely sub-contract any of their duties to affiliated companies, provided always that, notwithstanding any sub-contract, the Commercial Managers shall remain fully liable for the due performance of their obligations under this Agreement and the Commercial Managers shall procure that each sub-contractor engaged pursuant to this clause shall comply with the requirements of clauses B and C.

(b)	Commercial Managers shall have facsimile and fleet e-mail capabilities at their offices facilities to provide direct communication between relevant parties.

The Commercial Managers shall via a monthly report keep the Owners informed of all relevant information regarding the Vessel and the performance of the Services which the Owners may, acting reasonably, specify from time to time.

D.	Obligations of Owners

The Owners shall pay all sums due to the Commercial Managers punctually in accordance with the terms of this Agreement.

E.	Fees

I.	Management Fee

With effect on and from the date of this Agreement and throughout the term of this Agreement (the “Contract Term”), it is agreed that:

(a)	In consideration of the Services hereunder throughout the Contract Term, the Commercial Managers shall receive a management fee of USD 360,000 per year (the “Management Fee”).
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(b)	The Management Fee is payable each calendar month in advance by the 1st working day of each applicable month, provided that where a payment is due in respect of any part of a month, that payment shall be paid on a pro-rata basis. For the purposes of this paragraph, “working day” means a day when most banks are open for business in London, New York, Athens, and the country of location of relevant bank accounts of Owners.

(c)	Without prejudice to clause B.III above, all costs, expenses, disbursements and charges incurred by Commercial Managers and specifically attributed to the Vessel in pursuance of the Services hereunder throughout the Contract Term, shall be promptly reimbursed by Owners to Commercial Managers upon presentation to the Owners of invoices for the amounts claimed. The Management Fee received by the Commercial Managers shall cover the Commercial Managers’ costs of their own offices, accommodation, equipment, office staff, stationary and supplies.

(d)	The Management Fee shall not be deemed to include any costs, remuneration or other fees payable to any third party agent, broker or the like contracted by Commercial Managers on behalf of Owners hereunder.

F.	Liability and Indemnity

The Commercial Managers shall not be liable for any loss, damage or delay resulting from an event of force majeure, including but not limited to an act of God, perils of the sea, hostilities, war, acts of terror or piracy, epidemics, quarantines, embargo, restraint of any government, rulers of people, or from deviation resulting from saving or attempting to save life at sea, which (event) may have not been detected by Commercial Managers using reasonable care, however, all reasonable diligence shall be exercised by the parties to overcome the consequences.

The Commercial Managers nor their employees, agents or sub-contractors employed by them in connection with the Vessel, will use due diligence in performing the Services hereunder, but neither the Commercial Managers nor their employees, agents or sub-contractors shall be responsible to the Owners for any loss, cost, damage, expense of whatsoever nature, whether direct or indirect, and howsoever arising in the course of the performance of the Services hereunder, unless same has been caused from the breach of this Agreement, the gross negligence or wilful default of the Commercial Managers or their employees or agents or sub-contractors employed by them in the course of the performance of the Services hereunder; provided, however, under no circumstances shall Commercial Managers be liable (by reason of negligence, breach of contract or otherwise) for loss of business opportunity, earnings, income or profit whether directly or indirectly arising out of or in any way connected to the performance of this Agreement.

Owners hereby ratify and confirm and undertake at all times to allow, ratify and confirm all and ,whatsoever the Commercial Managers shall do or cause to be done within the context of the proper performance of their duties under this Agreement and Owners further undertake at all times hereafter to keep the Commercial Managers indemnified

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against all actions, proceedings, claims and demands or liabilities whatsoever which may be brought, commenced or prosecuted against or incurred by the Commercial Managers as a result of any of its acts or omissions hereunder, unless insofar as any such actions, proceedings, claims and demands or liabilities resulted from the gross negligence or wilful default of the Commercial Managers and/or their employees, agents or sub-contractors within the context of the performance of the Services hereunder.

Owners will keep Commercial Managers indemnified and hold Commercial Managers harmless against all losses, costs, damages and expenses the Commercial Managers may incur as a consequence of or in connection with the Services of the Commercial Managers hereunder, unless insofar as any such losses, costs, damages and expenses resulted from the gross negligence or wilful default of the Commercial Managers and/or their employees, agents or sub-contractors within the context of the performance of the Services hereunder.

It is hereby expressly agreed that no employee or agent of the Commercial Managers (including every sub-contractor from time to time employed by the Commercial Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act neglect or default on his part while acting in the course of or in connection with his employment, unless insofar as such loss, damage or delay is proved to have resulted from his personal act or omission committed with the intent to cause same or recklessly and with the knowledge that such loss, damage, delay or expense would probably result, and, without prejudice to the generality of the foregoing provisions in this clause F, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability defence and immunity of whatsoever nature applicable to the Commercial Managers or to which the Commercial Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Commercial Managers acting as aforesaid and for the purpose of all the foregoing provisions of this clause the Commercial Managers are or shall be deemed to be acting as agents or trustees on behalf of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

G.	Default

If either party by any act or omission is in breach of any of its respective obligations under this Agreement and such breach shall continue and either the default is not capable of being remedied or is not remedied for any reason whatsoever for a period of fifteen (15) days after written notice thereof has been given by the other party, the latter shall have the right to terminate this Agreement with immediate effect by notice in writing.

H.	Duration and Termination

Without prejudice to the above provided under clause G, either party shall have the right to terminate this Agreement at any time and for any reason by giving the other party not less than ninety (90) days’ written notice of its intention to terminate this Agreement.

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This Agreement shall be deemed to be immediately terminated:

(i)	in the case of the sale of the Vessel; or

(ii)	in the case of the Vessel becoming a total loss or being declared as a constructive or compromised or arranged total loss or being requisitioned for hire.

Termination of this Agreement shall be without prejudice to all rights accrued between the parties prior to the date of termination hereof.

I.	Miscellaneous

(a)	Amendment. This Agreement shall not be amended, modified or terminated except by written instrument executed by duly authorized representatives of the parties thereto.

(b)	Waiver. No failure to enforce and insist upon any provisions of this Agreement and no waiver by any party of any one or more defaults by other party in the performance of any provisions of this Agreement shall operate or be construed as a waiver of such provision or of any further default or defaults, whether of a like or a different character, nor require or imply a similar indulgence in any other application.

(c)	Partial Invalidity. If any term of provision of this Agreement shall be rendered invalid, illegal or unenforceable then the remaining terms of provisions shall be unaffected thereby and shall continue in full force and effect.

(d)	Counterparts. This Agreement is being executed in separate counterparts, each of which when delivered shall be an original, but all of which shall constitute one and the same instrument.

(e)	Confidentiality. Save as may be required by law each of the parties hereto shall not, without the prior written consent of the other party, at any time divulge any confidential information in relation to the other party’s affairs or business or methods of carrying on business which may from time to time come into such party’s possession. This obligation shall survive the termination of this Agreement howsoever and whenever occurring.

(f)	No partnership. This Agreement and transactions contemplated hereby shall not constitute or be construed as constituting a partnership between Owners and Commercial Managers.

(g)	Interpretation. In this Agreement:

(i)	Clause and schedule headings do not affect the interpretation of this Agreement.
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(ii)	Words in the singular include the plural and in the plural include the singular.

(iii)	A reference to one gender includes a reference to the other gender.

(iv)	Writing or written includes faxes and e-mail.

(v)	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

J.	Law and Jurisdiction

This Agreement shall be interpreted and governed by English law. Should any dispute arising out of or in connection with this Agreement arise, the parties will endeavour through negotiations to settle the dispute between them. Should it not be possible, within thirty days from the date a notice to negotiate has been issued by either party pursuant to this clause J, to settle such dispute through negotiations, the dispute may by either party be referred to arbitration in London under English law and in accordance with the Arbitration Act of 1996 and any statutory modification thereof save to the extent necessary to give effect to the provisions of this section.

The arbitration shall be construed and conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The language used for such arbitration shall be English and the arbitration shall be conducted in London.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced. The language used for such arbitration shall be English and the arbitration shall be conducted in London.

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IN WITNESS WHEREOF, the respective parties have executed this Agreement on this ____ day of _________ 2014.

GAS-[●] Ltd.	GasLog Ltd.

By:	By:
Title:	Title:
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EXHIBIT A

LNG Carrier	Quarter and Year of Delivery	Cargo Capacity (cbm)	Propulsion
[●]	[●]	[●]	[●]

A-1